Exhibit 99.1

CONSENT OF CITIGROUP GLOBAL MARKETS INC.

We hereby consent to the use of our name and to the inclusion of our opinion letter, dated March 18, 2018, as Annex B to, and the reference thereto under the captions “SUMMARY — Opinion of Citi” and “THE MERGERS — Opinion of Citi”; in, the Proxy Statement/Prospectus of Fidelity National Financial, Inc., which Proxy Statement/Prospectus is part of the Registration Statement on Form S-4 of Fidelity National Financial, Inc.  By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Citigroup Global Markets, Inc.

CITIGROUP GLOBAL MARKETS INC.

New York, New York

July 12, 2018